Exhibit 10.13

KRONOS INCORPORATED

SUMMARY OF FISCAL YEAR 2006 MANAGEMENT INCENTIVE PLAN

The Compensation Committee (the “Committee”) of the Board of Directors of Kronos Incorporated (“Kronos”) has approved the management incentive plan for the fiscal year ending September 30, 2006.

Although each executive officer of Kronos is eligible to receive an award under the fiscal 2006 management incentive plan, the granting of awards under the plan is solely at the discretion of the Committee of Kronos’ board of directors. The purpose of the plan is to reward executive officers for the achievement of certain financial and other goals by Kronos during fiscal year 2006. In approving the fiscal 2006 management incentive plan, the Committee set guidelines for bonus awards based upon achievement of financial goals, including the level of Kronos’ pre-tax income during fiscal year 2006. In making bonus awards, the Committee also may consider other tangible and intangible factors which may include achievement of corporate performance goals. The target bonus amount for each executive officer under the plan has been established as 40% of such officer’s fiscal 2006 base salary, which corresponds to achievement by Kronos of 100% of its pre-tax income as set forth in its financial plan for fiscal year 2006. The bonus payable to each executive officer under the fiscal 2006 management incentive plan ranges from 20% to 80% of such officer’s fiscal 2006 base salary and will be determined based on, among other things, the achievement by Kronos of the level of pre-tax income established in its financial plan for fiscal 2006.